EXHIBIT 99

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
February 3, 2020	Vito S. Pantilione, President and CEO
John Hawkins, Senior Vice President, CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES 10% STOCK DIVIDEND

Washington Township, New Jersey – February 3, 2020. Parke Bancorp, Inc. (the “Company”) (Nasdaq: “PKBK”), the bank holding company of Parke Bank, today announced that the Company’s Board of Directors had declared a 10% stock dividend. The stock dividend is payable on March 3, 2020, to stockholders of record as of February 18, 2020.

Vito S. Pantilione, President of the Company, stated that the Board of Directors “was pleased to declare this dividend as another method to increase shareholder value in the Company. As a result of the Board’s action today, the outstanding shares of the Company’s common stock will increase by approximately 1,077,206 shares, from 10,772,057 shares outstanding to 11,849,263 shares outstanding.”

Parke Bancorp, Inc. is the holding company for Parke Bank, which operates from its corporate headquarters in Washington Township, New Jersey and 6 branch offices in Washington Township, New Jersey, Northfield, New Jersey, Galloway Township, New Jersey, Collingswood, New Jersey, Center City Philadelphia, and Chinatown in Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to businesses and individuals primarily in Philadelphia and surrounding counties and Southern New Jersey. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.